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[LOGO] VidaMed

VidaMed, Inc.                                            Medtronic, Inc.
Randy Lindholm, Chairman, President & CEO                Rachael Scherer
John Howe, Chief Financial Officer                       Investor Relations
(510) 492-4900                                           763-505-2694
www.vidamed.com                                          Jessica Stoltenberg
Investor Contacts                                        Public Relations
Lippert/Heilshorn & Associates                           763-505-3333
Bruce Voss (bvoss @lhai.com)
Martin Halsall (mhalsall@lhai.com)
(310) 691-7100


                       MEDTRONIC AGREES TO ACQUIRE VIDAMED

 VidaMed's TUNA(R) System Strengthens Medtronic's Position in Urological Market

MINNEAPOLIS, Dec. 6, 2001 - Medtronic, Inc. (NYSE: MDT), announced today that it has agreed to acquire VidaMed, Inc. (Nasdaq: VIDA). VidaMed's
TUNA(R)(transurethral needle ablation) system treats benign prostatic hyperplasia (BPH), a non-cancerous condition also known as "enlarged prostate," which affects up to 23 million men worldwide.

The agreement, valued at approximately $326 million in the aggregate, provides that each VidaMed shareholder will receive $7.91 per share in cash upon consummation of the transaction. Completion of the acquisition is subject to customary conditions, including approval by shareholders, and Hart-Scott-Rodino clearance. The companies expect to complete the transaction during the first calendar quarter of 2002. Medtronic has held a minority investment in VidaMed since January 2000.

Banc of America Securities LLC acted as exclusive financial advisor to VidaMed in connection with this transaction.

"The acquisition of VidaMed complements our rapidly growing Urological business, which includes the Medtronic InterStim(R) therapy for urinary control and a full line of urological diagnostic products for the treatment of urinary incontinence," said Art Collins, Medtronic president and chief executive officer.

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"We believe VidaMed's patented TUNA therapy provides a compelling alternative to a lifelong commitment to drugs or radical surgery that can have significant side-effects," added Scott Ward, president of Medtronic Neurological and Diabetes.

Randy Lindholm, Chairman, President and Chief Executive Officer of VidaMed, commented: "This partnership with Medtronic represents an excellent transaction for our shareholders, employees and customers. It offers an attractive, premium value to our shareholders who invested in our company as we developed and commercialized our technology. Our employees and customers will also benefit from our association with Medtronic, whose technological leadership in the medical device field and substantial resources will accelerate the market acceptance and advance the technological superiority of the TUNA system. Our board has unanimously concluded that this transaction is in the best interests of the company and its shareholders."

About 50 percent of men over 50, and 80 percent of men over 80, suffer from BPH, a progressive and naturally occurring condition that affects the prostate gland. The prostate surrounds the urethra and forms part of the male reproductive system. The gland enlarges with age until it partially closes the urethra and restricts urine flow from the bladder, creating significant lifestyle issues, including the frequent and urgent need to urinate, especially at night.

Currently, the three primary therapies approved for treatment of BPH are medication, surgery and ablation. Men on drug therapy frequently experience side-effects such as nausea and dizziness. Oral medications may also become less effective over time. Those who undergo surgery can experience undesirable side-effects, including incontinence and/or sexual dysfunction. VidaMed's non-surgical TUNA therapy can be completed in the urologist's office in less than 30 minutes, requires minimal anesthesia and allows men to return to normal activities within 24 hours. The system delivers low-level, precisely controlled radiofrequency energy directly into the prostate to diminish obstructing tissue.

VidaMed's TUNA therapy received marketing clearance from the U.S. Food and Drug Administration (FDA) in 1996 and was approved by Medicare for in-office reimbursement on Jan. 1, 2000. More than 25,000 TUNA procedures have been performed worldwide. Founded in 1992 and headquartered in Fremont, California, VidaMed had revenues of $8.2 million in fiscal 2000.

Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company, providing lifelong solutions for people with chronic disease. Its Internet address is www.medtronic.com.

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the anticipated results of and benefits from and the timing of Medtronic's acquisition of VidaMed. These statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties including risks relating to VidaMed's and Medtronic's business and the risk that the acquisition will not be consummated. When used in this release and documents referenced, the words "anticipate," "believe," "estimate," and "expect" and similar expressions,

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as they relate to VidaMed, Medtronic or their respective management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the companies' future operations and results can be found in VidaMed's and Medtronic's prior filings with the Securities and Exchange Commission. In particular, readers are referred to VidaMed's Form 10-K for the year ended December 31, 2000 and Form 10-Q for the quarter ended September 30, 2001 and Medtronic's Form 10-K for the year ended April 27, 2001, as amended on October 26, 2001 and Form 10-Q for the quarter ended July 27, 2001.

This press release does not constitute a solicitation by VidaMed or its board of directors or executive officers or any approval or action of its stockholders. VidaMed will file a proxy statement and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission, or SEC. Stockholders are urged to read the proxy statement, and any other relevant documents filed with the SEC, carefully when they become available because they will contain important information about the companies and the proposed transaction. VidaMed's officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of VidaMed with respect to the transactions contemplated by the merger agreement. Information regarding VidaMed's officers and directors is included in its annual report on Form 10-K for the year ended December 30, 2000 filed with the SEC on March 29, 2001. You will be able to obtain free copies of these documents at the website maintained by the SEC at http://www.sec.gov. In addition, stockholders may obtain free copies of documents filed with the SEC by contacting VidaMed's investor relations department, 46107 Landing Parkway, Fremont, California 94538, (510) 492-4900.

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